Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 21, 2004 relating to the 2003 consolidated financial statements, which appears in Elbit Vision Systems Ltd.‘s Form 6-K dated April 2, 2004. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/S/ Kesselman & Kesselman
Haifa, Israel
June 28, 2004